THOMPSON PLUMB FUNDS, INC.
AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of the 12th day of August, 2010, to the Distribution Agreement, dated as of the 26th day of January, 2006, as amended March 21, 2007, January 24, 2008, July 31, 2008 and July 30, 2009 (the "Distribution Agreement"), is entered into by and among Thompson Plumb Funds, Inc.  Inc., a Delaware corporation (the "Corporation"), Quasar Distributors, LLC, a Delaware limited liability company ("Distributor") and Thompson Investment Management, Inc., the investment advisor to the Corporation (the “Advisor”) is a party hereto with respect to Sections 5, 11 (B) and Exhibit B only.

RECITALS

WHEREAS, the parties have entered into a Distribution Agreement; and

WHEREAS, the Corporation, the Advisor and the Distributor desire to amend the fees of the Distribution Agreement; and

WHEREAS, Section 11 (B) of the Distribution Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Effective September 1, 2010, Amended Exhibit B of the Distribution Agreement will be replaced in its entirety by Amended Exhibit B.

Except to the extent amended hereby, the Distribution Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THOMPSON PLUMB FUNDS, INC.		QUASAR DISTRIBUTORS, LLC

By:	/s/ John W. Thompson	By:	/s/ James R. Schoenike

Name:	John W. Thompson	Name:	James R. Schoenike

Title:	President & Chief Executive Officer	Title:	President

THOMPSON INVESTMENT MANAGEMENT, INC.

By:	/s/ John W. Thompson

Name:	John W. Thompson

Title:	President

Amended Exhibit B to the Distribution Agreement – Thompson Plumb Funds, Inc.
Thompson Plumb Funds
Fees  from 9/1/2010 through 9/1/2012
Quasar Distributors
REGULATORY DISTRIBUTION SERVICES

Basic Distribution Services*
•	Minimum annual fee – $35,000, payable monthly in arrears
•	Market Value Fee at the annual rate listed below on average daily net assets, payable monthly in arrears
-One basis point on assts from $250 million to $500 million
-One half basis point on assets over $500 million
•	CCO support services- $1,200 per year

Advertising Compliance Review/FINRA Filings
•	$175 per job for the first 10 pages (minutes if tape or video); $20 per page (minute if tape or video) thereafter
•	Non-FINRA filed materials, (e.g. Broker Use Only Materials, Institutional, Correspondence)
$75 per job for the first 10 pages (minutes if tape or video); $10 per page (minutes if tape or video) thereafter.
•	FINRA Expedited Service for 3 Day Turnaround
$1,000 for the first 10 pages (minutes if audio or video); $25 per page (minute if audio or video) thereafter.  (Comments are faxed.  FINRA may not accept expedited requests.)
•	Quasar Expedited Review Service for 24 Hour Turnaround
$500 for the first 10 pages (minutes if audio or video); $25 per page (minute if audio or video) thereafter.

Fund Fact Sheets
 Design- $1,000 per fact sheet, includes first production
 Production- $500 per fact sheet per production period
 All printing costs are out of pocket expenses, and in addition to the deign fee and production fee

FINRA Licensing of Investment Advisor’s Staff (if desired) as broker-dealer representatives
•	$2,500 per year per registered representative
•	Quasar is limited to these licenses for sponsorship: Series, 6, 7, 24, 26, 27, 63, 66
•	Plus all associated FINRA and State fees for registered representatives, including license and renewal fees.

FINRA Branch Office Expense (if applicable)
$3,000 annual branch office fee, if required by FINRA regulation.

Out-of-Pocket Expenses (if applicable)*
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:
•	Typesetting, printing and distribution of Prospectuses and shareholder reports
•	Production, printing, distribution and placement of advertising and sales literature and materials
•	Engagement of designers, free-lance writers and public relations firms
•	Long-distance telephone lines, services and charges
•	Postage
•	Overnight delivery charges
•	FINRA registration and filing fees [To include late U5 charge (if applicable)]
(FINRA advertising filing fees are included in Advertising Compliance Review section above)
•	Travel, lodging and meals

Fees are billed monthly.
*Subject to CPI Increase, Milwaukee MSA

8/2010